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                                                                      Exhibit 99




[CBS CORPORATION LOGO]
CBS CORPORATION
51 WEST 62 STREET
NEW YORK, NEW YORK 10019-6188


                                                                October 28, 1998

                    MICHAEL H. JORDAN TO RETIRE AT YEAR-END

                         MEL KARMAZIN TO SUCCEED JORDAN
                  AS CHIEF EXECUTIVE OFFICER, CBS CORPORATION

     CBS Corporation announced today that Michael H. Jordan, Chairman and Chief Executive Officer, has declared his intention to retire at the end of 1998.

     At the same time, the CBS Board of Directors announced that is has elected Mel Karmazin, the Company's President and Chief Operating Officer, to succeed Mr. Jordan as Chief Executive Officer of the Corporation, effective Jan. 1, 1999. The Board intends to elect a chairman by that date.

     "By the end of 1998, with the completion of the last of our industrial divestitures, we will have brought to a close the corporate transformation we began in 1993," said Mr. Jordan. "Our media resources, our management team and the value of our Company have all shown dramatic progress. I believe that, by the end of this year, we will have delivered on my personal goal of changing the conglomerate that was Westinghouse into one of the finest media enterprises in the world. I can think of no more appropriate time to move on to other challenges, and no better person to carry CBS forward than Mel Karmazin."

     "With patience and incredible strategic vision, Mike Jordan has reshaped Westinghouse into a new corporation with enormous value and almost unlimited possibilities," said Mr. Karmazin. "It is an honor to succeed him in moving this Company into the future. The road ahead is very exciting. Working with Leslie Moonves at CBS Television and the great team of people who lead this Company in news, sports, entertainment and station operations, I look forward to building on CBS's record of commitment to the public and to our shareholders."

     In his new role, Mr. Karmazin will assume responsibility for the strategic direction of the Company, while continuing to oversee the full range of CBS operations: CBS Television, including the Network and all its associated enterprises and support functions; CBS Cable -- the leader in country lifestyle entertainment -- and the CBS Station Group, comprised of CBS Radio, with more than 160 stations and radio networks that serve the industry, and the 14 CBS Owned television stations, as well as TDI, the Company's outdoor business.

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     Mr. Karmazin has been President and Chief Operating Officer of CBS
Corporation since April 7, 1998. He joined in January 1997 as Chairman and Chief Executive Officer of CBS Radio through a merger of CBS Radio and Infinity Broadcasting, where he had served as President and Chief Executive Officer since 1981. He was named Chairman and Chief Executive Officer, CBS Station Group -- both radio and television station operations -- in May 1997.

     Mr. Jordan has served as Chairman and Chief Executive Officer of CBS Corporation -- until Dec. 1, 1997, known as Westinghouse Electric Corporation -- since June of 1993. He has overseen a major transformation of the corporation from an industrial conglomerate to a company wholly focused on the media business. Under Mr. Jordan's direction, the company, which at that time had five television and 18 radio stations, acquired CBS Inc. (1995), Infinity Broadcasting (1996), Gaylord Entertainment Company's cable properties TNN and CMT (1997) and the radio broadcasting operations of American Radio Systems
(1998).

     Before joining Westinghouse, Mr. Jordan was a partner with Clayton, Dubilier and Rice, a private investment form based in New York City. Prior to that, he spent 18 years with PepsiCo. After joining PepsiCo. in 1974 as Director of Planning, he held senior management positions with PepsiCo. International, PepsiCo. Food International and Frito Lay Division. He was also Chief Financial Officer and President of PepsiCo. Inc.


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Contact:       Gil Schwartz        CBS/Communications          212-975-2121